SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2016

ROCKY MOUNTAIN HIGH BRANDS, INC.

(Exact name of the registrant as specified in its charter)

Nevada	000-55609	90-0895673
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9101 LBJ Freeway, Suite 200; Dallas, TX	75243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-260-9062

______________________________________________________

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2016 the Board of Directors appointed Mr. Jens Mielke, age 50, to fill the position of Chief Financial Officer. He replaces Mr. Michael Welch, who was appointed Chief Financial Officer on January 1, 2016, then appointed President and Chief Executive Officer on March 1, 2016, and named Interim Chief Financial Officer at the same time. Mr. Welch will continue to serve as our President and Chief Executive Officer.

Prior to joining Rocky Mountain High Brands, Mr. Mielke was National Partner, Technical Accounting for Aventine Hill Partners, a Texas-based professional services firm. Mr. Mielke founded and led that firm’s Technical Accounting Group where he provided technical accounting and finance services to public and private clients. Immediately prior to Aventine Hill, Mr. Mielke was Chief Financial Officer for a high-growth, publicly-traded retailer. He spent the majority of his career at Deloitte where he was audit partner in the firm’s Dallas office. He also previously served as senior financial analyst at PepsiCo’s corporate headquarters. His experience includes working with public and private companies in strategic management, accounting, SEC reporting, investor relations, initial and secondary public offerings, mergers, acquisitions and divestitures, process improvement, systems implementations and Sarbanes-Oxley compliance.

Mr. Mielke received his Master and Bachelor of Business Administration degrees from Southern Methodist University. He has been a Certified Public Accountant in the State of Texas since 1991. He currently serves on the Board of Directors of the Dallas Chapter of Financial Executives International.

Our newly-appointed Chief Financial Officer has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. We have agreed to compensate Mr. Mielke at a salary of $120,000 per year, and to issue certain warrants as additional compensation, the specifics of which are not finalized at this time. We expect to conclude a formal written employment agreement with Mr. Mielke in the near future.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

ROCKY MOUNTAIN HIGH BRANDS, INC.

Date: August 23, 2016

By: /s/ Michael R. Welch

Michael R. Welch

President & Chief Executive Officer

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